Exhibit 99
FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Deborah K. Pawlowski/James M. Culligan	Shannon Kubenez
Kei Advisors LLC	Director of Marketing
Phone: 716.843.3908/ 716.843.3874	Phone: 248.223.9160
Email: dpawlowski@keiadvisors.com/jculligan@keiadvisors.com	Email: skubenez@baggerdaves.com

Diversified Restaurant Holdings Names David G. Burke
Chief Financial Officer
SOUTHFIELD,MI, March 22, 2010 — Diversified Restaurant Holdings, Inc. (OTCBB: DFRH) (“DRH”), the owner/operator and soon to be franchisor of the unique, full service fast-casual restaurant and bar Bagger Dave’s Legendary Burgers & Fries® and a leading franchisee for Buffalo Wild Wings® (“BWW”), today announced the appointment of David G. Burke as its Treasurer and Chief Financial Officer, effective immediately. Mr. Burke joins DRH from Federal-Mogul Corporation, a leading global supplier of powertrain and safety technologies in the automotive industry, where he held a variety of progressively challenging positions in finance, marketing and corporate development. Mr. Burke, a member of the Board of Directors since the Company was organized in 2006, will continue to serve as a non-independent director and will relinquish his roles as Chairman of the Audit Committee and Secretary.
“David has been a key contributor at the Board level for the last four years and is a strong addition to our management team,” said Michael Ansley, President and Chief Executive Officer of DRH. “He is a dynamic leader with demonstrated ability to manage multiple initiatives and overcome difficult challenges to accomplish strategic objectives. Equally as important, he shares our corporate passion for the business and will be instrumental in our efforts to grow the Company and deliver value to our shareholders.”
Mr. Burke’s new responsibilities at DRH will include all aspects of accounting and internal controls, treasury and finance, and information systems. He holds a Bachelor of Science degree in mechanical engineering from the University of Dayton and received his MBA with a concentration in Finance from the University of Michigan, Ross School of Business.
Concurrent with Mr. Burke’s appointment, Jay Alan Dusenberry is relinquishing the role of Treasurer and has been appointed Secretary and Chairman of the Audit Committee. Mr. Dusenberry has served on the DRH board and its Audit Committee since the Company’s inception. Gregory J. Stevens, also a member of the Board of Directors since the Company’s inception, has been appointed to the Audit Committee.
About Diversified Restaurant Holdings
Diversified Restaurant Holdings, Inc. owns and operates its own unique, full-service restaurant concept, Bagger Dave’s Legendary Burgers and Fries®, which falls within the fast-casual dining segment and was launched in January 2008. Bagger Dave’s® offers a full-service restaurant and bar at a fast casual price point for friends and families in a casual, comfortable atmosphere. The menu features freshly made burgers (never frozen) accompanied by more than 30 toppings from which to choose, fresh-cut fries, and hand-dipped milkshakes. Signature items include Sloppy Dave’s BBQ®, Train Wreck Burger®, and Bagger Dave’s Amazingly Delicious Turkey Black Bean Chili™. Currently, there are three locations in the state of Michigan and franchise registrations recently filed in the states of Michigan, Indiana and Ohio. The concept focuses on local flair with the interior showcasing historic photos of the city in which it resides. There’s also an electric train that runs above the dining room and bar areas. All current and future locations will be smoke-free. For more information please visit www.baggerdaves.com

Diversified Restaurant Holdings Names David G. Burke Chief Financial Officer
March 22, 2010

DRH also is a leading Buffalo Wild Wings® franchisee handling the operations of 16 Buffalo Wild Wings restaurants: five in Florida and 11 in Michigan. The Company has received franchise awards for the Highest Annual Restaurant Sales and operates four out of the top 25 franchise restaurants in sales volume in the Buffalo Wild Wings system.
Diversified Restaurant Holdings routinely posts news and other important information on its Web site at www.diversifiedrestaurantholdings.com.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. Forward-looking statements are based upon the current beliefs and expectations of management. All statements addressing operating performance, events, or developments that Diversified Restaurant Holdings, Inc. expects or anticipates will occur in the future, including but not limited to franchise sales, store openings, financial performance and adverse developments with respect to litigation or increased litigation costs, the operation or performance of the Company’s business units or the market price of its common stock are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. Actual results may vary materially from those contained in forward-looking statement based on a number of risk factors and uncertainties including, without limitation, our ability to operate in new markets, the cost of commodities, the success of our marketing and other initiatives to attract customers, customer preferences, operating costs, economic conditions, competition, the availability of financing for franchisees and the Company, and the impact of applicable regulations. These and other risk factors and uncertainties are more fully described in Diversified Restaurant Holdings’ most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission. Undue reliance should not be placed on Diversified Restaurant Holdings’ forward-looking statements. Except as required by law, Diversified Restaurant Holdings, Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
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